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                                                                    EXHIBIT 8(C)



                           [MCAFEE & TAFT LETTERHEAD]
                                January 9, 2000



Seven Seas Petroleum Inc.


Ladies and Gentlemen:

     We have acted as counsel to Seven Seas Petroleum Inc., a Yukon Territory corporation ("Seven Seas-Yukon" or the "Company"), in connection with the proposed continuation of the Company as Seven Seas Petroleum Inc., a Cayman Islands exempted company limited by shares ("Seven Seas-Cayman"), pursuant to a continuation procedure under Yukon Territory and Cayman Islands law (the "Continuation").

     The opinions expressed in this letter are based on our review of: (i) the Management Information Circular/Prospectus relating to the Continuation, included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Information Circular"), (ii) the exhibits to the Information Circular, and (iii) such other materials and documents as we have deemed appropriate. Additionally, we have relied on customary representations from Seven Seas-Yukon in rendering the opinions expressed in this letter. Capitalized terms not otherwise defined herein shall have the same meanings as they have for purposes of the Information Circular.

     In rendering the opinions expressed in this letter, we have assumed that
(i) the Continuation will be consummated as described in the Information Circular, (ii) the facts set forth in the Information Circular are accurate, and
(iii) there are no agreements, arrangements, or understandings among any of Seven Seas-Yukon or Seven Seas-Cayman, or any of their shareholders, relating to the Continuation other than those described or referenced in the Information Circular. While we have made factual inquiries as we deemed appropriate, we have not undertaken a complete independent investigation of the factual matters set forth in any of the foregoing.

                                  AUTHORITIES

     Section 368(a)(1)(F) of the United States Internal Revenue Code of 1986, as amended (the "Code") provides that a mere change in identity, form, or place of organization of one corporation, however effected, constitutes a "reorganization".


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     In Helvering v. Southwest Consol. Corporation, 62 S. Ct. 546 (1942), the
taxpayer corporation ("New Southwest") was the successor to an insolvent corporation ("Old Southwest"). New Southwest acquired the assets of Old Southwest in exchange for voting stock and warrants issued to Old Southwest's creditors and shareholders. New Southwest issued 49,500 common shares and 2,760 class A warrants to the creditors of Old Southwest and issued 18,445 class B warrants to the former shareholders of Old Southwest. Each warrant provided the holder with the right to buy one share of New Southwest's common stock. Former creditors of Old Southwest exercised 1,760 of the class A warrants, and former shareholders exercised 4,623 of the class B warrants. As a result, the former creditors of Old Southwest owned 51,260 (91.73%) of New Southwest's common shares and former shareholders of Old Southwest owned 4,623 (8.27%) of the common shares.

     The United States Supreme Court analyzed whether the transactions constituted a "reorganization" under a predecessor to Section 368 of the Code. After concluding that the transaction did not meet any of the other definitions of "reorganization", the court held that "a transaction which shifts the ownership of the proprietary interest in the corporation is hardly 'a mere change in identity, form, or place of organization' within the meaning of clause
(E) [the predecessor to Section 368(a)(1)(F)]." See also, Berghash v. Commissioner, 43 TC 743 (1965) (transaction involving 50% change in ownership did not constitute a reorganization under Section 368(a)(1)(F)).

     In Revenue Ruling 66-284, a corporation organized under the laws of State A ("Oldco") changed its place of incorporation by organizing a new corporation under the laws of State B ("Newco") and merging into Newco. Shareholders owning less than one percent of Oldco exercised dissenters rights and received cash in exchange for their shares. The Internal Revenue Service (the "Service") reasoned that the transaction was designed only to effect a change in Oldco's place of organization and that the exchange of cash for less than one percent of Oldco's outstanding shares represented only a de minimis change in the corporation's shareholders. Accordingly, the Service held that the merger qualified as a reorganization under Section 368(a)(1)(F) of the Code.

     In Revenue Ruling 87-27, Corporation W, a U.S. corporation, owned all of the stock of Corporation X, a U.S. corporation. W formed Newco, a U.K. corporation, and transferred all of the stock of X to Newco. X then liquidated into Newco. For U.S. tax purposes, the transaction was treated as the transfer by X of all of its assets and liabilities to Newco in exchange for Newco stock, followed by the distribution of Newco stock to W in liquidation of X. Reasoning that the transaction merely changed the place of organization of X and that there was no change of the shareholder's proprietary interest in X, the Service held that the transaction constituted a reorganization under Section 368(a)(1)(F) of the Code.

                                    ANALYSIS

     Under the authorities discussed above, a transaction which effects a mere change in a corporation's place of incorporation will constitute a "reorganization" under Section 368(a)(1)(F) of the Code provided there is no change in the stock ownership of the corporation.


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     In Helvering v. Southwest Consol. Corporation, the Supreme Court held that a transaction which shifted the proprietary interest of the corporation did not constitute a reorganization under the predecessor to Section 368(a)(l)(F). The transaction under consideration, however, shifted a majority of the successor corporation's proprietary interest to the creditors of the predecessor corporation. It is unclear whether the Court would have reached the same result if a less significant change in proprietary interest had occurred.

     Under facts involving a change of less than one percent (1%) of the corporation's shareholders, the Service held that a de minimis change in the corporation's shareholders will not prevent an otherwise qualifying transaction from constituting a reorganization under Section 368(a)(l)(F) of the Code. Because the Service did not precisely define "de minimis", it is unclear whether an ownership change of more than one percent would be considered de minimis relative to the ownership changes examined in Southwest Consol. Corporation, Berghash and other cases involving substantial ownership changes.

     In this case, Seven Seas-Yukon will change its place of organization through the continuation procedure under Yukon Territory and Cayman Islands law. It is impossible to predict, however, whether shareholders owning one percent (1%) or more of Seven Seas Yukon's shares will dissent and elect to receive cash rather than shares in Seven Seas Cayman.

                                   CONCLUSION

     If none of the shareholders of Seven Seas-Yukon exercise dissenters rights or if shareholders holding, in the aggregate, less than one percent (1%) of the shares of Seven Seas-Yukon dissent and elect to receive cash rather than shares of Seven Seas-Cayman, then it is our opinion that:

     (a) the Continuation will constitute a "reorganization" under Section 368(a) of the Code;

     (b) Seven Seas-Yukon will not, as a result of the Continuation, recognize gain or loss for U.S. federal income tax purposes; and

     (c) U.S. shareholders of Seven Seas-Yukon who own, directly and by attribution, less than five percent (5%) of the shares of Seven Seas-Cayman immediately after the Continuation will not recognize gain or loss for U.S. federal income tax purposes upon exchanging their Seven Seas-Yukon shares solely for shares of Seven Seas-Cayman.

     The opinions expressed herein are subject to the foregoing and to the assumptions and limitations set forth herein and in the Information Circular. The opinions expressed herein are limited solely to the federal law of the United States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof. We express no opinion as to any tax consequences of or relating to the Continuation other than the federal income tax consequences which are specifically addressed in this opinion.

     This opinion may be relied upon by you and may not be relied upon by any other person for any purpose without our prior written consent.


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    We hereby consent to the filing of this opinion letter as an exhibit to the
Registration Statement to be filed with the Securities and Exchange Commission in connection with the Continuation. We also consent to the references to this form appearing in the Registration Statement under the caption "Legal Matters."


                               Very truly yours,


                               McAfee & Taft A Professional Corporation